Free Writing Prospectus pursuant to Rule 433 dated May 10, 2021 / Registration Statement No. 333-253421

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

GS Finance Corp.

Contingent Income Auto-Callable Securities Based on the Performance of the Worst-Performing of the Common Stock of Apple Inc., the Common Stock of Amazon.com, Inc. and the Common Stock of Microsoft Corporation due May 17, 2024

Principal At Risk Securities

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary prospectus supplement dated May 7, 2021, which we refer to herein as the accompanying preliminary prospectus supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying stocks:

the common stock of Apple Inc. (Bloomberg symbol, “AAPL UW”), the common stock of Amazon.com, Inc. (Bloomberg symbol, “AMZN UW”), and the common stock of Microsoft Corporation (Bloomberg symbol, “MSFT UW”)

Pricing date:	expected to price on or about May 14, 2021
Original issue date:	expected to be May 19, 2021
Coupon determination dates:	as set forth under “Coupon determination dates” below
Coupon payment dates:	as set forth under “Coupon payment dates” below
Determination date:	the last coupon determination date, expected to be May 14, 2024
Stated maturity date:	expected to be May 17, 2024
Automatic call feature:

if, as measured on any call observation date, the closing price of each underlying stock is greater than or equal to its initial share price, your securities will be automatically called and, in addition to the coupon then due, you will receive $10 for each $10 principal amount. No payments will be made after the call payment date.

Call observation dates:	each coupon determination date specified in the table below commencing on November 15, 2021 and ending on February 14, 2024
Call payment dates:	the coupon payment date immediately after the applicable call observation date
Payment at maturity:

•if the final share price of each underlying stock is greater than or equal to its coupon threshold level, $10 plus the final coupon; or

•if the final share price of any underlying stock is less than its coupon threshold level but the final share price of each underlying stock is greater than or equal to its downside threshold level, $10; or

•if the final share price of any underlying stock is less than its downside threshold level, $10 × the worst performing share performance factor

Initial share price:	with respect to each underlying stock, the closing price of such underlying stock on the pricing date
Final share price:	with respect to each underlying stock, the closing price of such underlying stock on the determination date
Coupon threshold level:	with respect to each underlying stock, 75.00% of such underlying stock’s initial share price
Downside threshold level:	with respect to each underlying stock, 65.00% of such underlying stock’s initial share price
Contingent quarterly coupon (set on the pricing date):

•if the closing price of each underlying stock on the applicable coupon determination date is greater than or equal to its coupon threshold level, at least $0.225; or

•if the closing price of any underlying stock on the applicable coupon determination date is less than its coupon threshold level, $0.00

Share performance factor:	with respect to each underlying stock, the final share price / the initial share price
Worst performing underlying stock:	the underlying stock with the lowest share performance factor
Worst performing share performance factor:	the share performance factor of the worst performing underlying stock
CUSIP / ISIN:	36260W819 / US36260W8192
Estimated value range:	$8.90 to $9.20 (which is less than the original issue price; see the accompanying preliminary prospectus supplement)

Coupon determination dates	Coupon payment dates
August 16, 2021	August 19, 2021
November 15, 2021	November 18, 2021
February 14, 2022	February 17, 2022
May 16, 2022	May 19, 2022
August 15, 2022	August 18, 2022
November 14, 2022	November 17, 2022
February 14, 2023	February 17, 2023
May 15, 2023	May 18, 2023
August 14, 2023	August 17, 2023
November 14, 2023	November 17, 2023
February 14, 2024	February 20, 2024
May 14, 2024 (determination date)	May 17, 2024 (stated maturity date)

Hypothetical Payment Amount At Maturity
The Securities Have Not Been Automatically Called
Hypothetical Final Share Price of the Worst Performing Underlying Stock (as Percentage of Initial Share Price)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
175.000%	100.000%*
150.000%	100.000%*
125.000%	100.000%*
110.000%	100.000%*
100.000%	100.000%*
95.000%	100.000%*
85.000%	100.000%*
75.000%	100.000%*
70.000%	100.000%
65.000%	100.000%
64.999%	64.999%
50.000%	50.000%
40.000%	40.000%
25.000%	25.000%
0.000%	0.000%
*Does not include the final coupon

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlying stocks (including historical prices of the underlying stocks), the terms of the securities and certain risks.

About Your Securities

The amount that you will be paid on your securities is based on the performance of the worst performing of the common stock of Apple Inc., the common stock of Amazon.com, Inc. and the common stock of Microsoft Corporation. The securities will mature on the stated maturity date unless they are automatically called on any call observation date. At maturity, if not previously automatically called, (i) if the final share price of each underlying stock is greater than or equal to its coupon threshold level you will receive the principal amount of your securities plus a coupon payment of at least $0.225 (set on the trade date), (ii) if the final share price of any underlying stock is less than its coupon threshold level but the final share price of each underlying stock is greater than or equal to its downside threshold level, you will not receive a coupon payment but you will receive the principal amount of your securities and (iii) if the final share price of any underlying index is less than its downside threshold level, you will not receive a coupon payment, the payment at maturity will be based on the performance of the underlying stock with the lowest index performance factor (the quotient of the final share price divided by the initial share price) and you will receive significantly less than the principal amount of your securities. Investors will not participate in any appreciation of any underlying stock. If the final share price of any underlying stock is less than its downside threshold level, you will not receive a coupon payment and you will lose a significant portion or all of your investment.

Your securities will be automatically called if the closing price of each underlying stock on any call observation date is greater than or equal to its initial share price, resulting in a payment on the corresponding call payment date equal to the principal amount of your securities plus the contingent quarterly coupon (defined below) then due.

The securities will not pay a fixed coupon and may pay no coupon on a coupon payment date. On each coupon determination date, subject to the automatic call feature, if the closing price of each underlying stock is greater than or equal to its coupon threshold level, you will receive on the corresponding coupon payment date a contingent quarterly coupon payment of at least $0.225 for each $10 principal amount of your securities. If the closing price of any underlying stock on any coupon determination date is less than its coupon threshold level, you will not receive a coupon payment on the applicable coupon payment date.

The securities are for investors who seek to earn a coupon at an above current market rate in exchange for the risk of receiving few or no contingent quarterly coupons and the risk of losing a significant portion or all of the principal of their securities based on the performance of the worst performing underlying stock .

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and preliminary prospectus supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and preliminary prospectus supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement and preliminary prospectus supplement if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•	Preliminary prospectus supplement dated May 7, 2021
•	Prospectus supplement dated March 22, 2021
•	Prospectus dated March 22, 2021

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlying stocks (including historical prices of the underlying stocks), the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary prospectus supplement, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary prospectus supplement, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying stocks. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary prospectus supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪	You May Lose Your Entire Investment in the Securities
▪	The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Price of the Worst Performing Underlying Stock
▪	You May Not Receive a Contingent Quarterly Coupon on Any Coupon Payment Date
▪	The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

▪	You Will Not Participate in Any Appreciation in the Price of Any Underlying Stock and The Potential for the Value of Your Securities to Increase Will Be Limited
▪	Your Securities Are Subject to Automatic Redemption
▪

The Contingent Quarterly Coupon Does Not Reflect the Actual Performance of the Worst Performing Underlying Stock from Coupon Determination Date to Coupon Determination Date and Is Based Solely on the Closing Price of the Worst Performing Underlying Stock on the Applicable Coupon Determination Date

▪	The Payment of the Contingent Coupon, If Any, and the Payment at Maturity Will Be Based Solely on the Worst Performing Underlying Stock
▪	The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors
▪	If the Market Prices of the Underlying Stocks Change, the Market Value of Your Security May Not Change in the Same Manner
▪	We Will Not Hold Shares of the Underlying Stocks for Your Benefit
▪	You Have No Shareholder Rights or Any Rights to Receive Any Underlying Stock
▪

If You Purchase Your Securities at a Premium to Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Principal Amount and the Impact of Certain Key Terms of the Securities Will Be Negatively Affected

▪	In Some Circumstances, the Payment You Receive on the Securities May Be Based on the Securities of Another Company and Not the Issuer of an Underlying Stock
▪	Past Performance of the Underlying Stocks is No Guide to Future Performance of the Underlying Stocks
▪	As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Market Value of Your Securities, When Your Securities Mature and the Amount You Receive at Maturity
▪	There is No Affiliation Between the Underlying Stock Issuers and Us
▪	We Expect Your Securities Will Not Have an Active Trading Market
▪	You Have Limited Anti-Dilution Protection
▪	We May Sell an Additional Aggregate Principal Amount of the Securities at a Different Issue Price

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlying stocks (including historical prices of the underlying stocks), the terms of the securities and certain risks.

▪	The Calculation Agent Can Postpone Any Coupon Determination Date or the Determination Date, as the Case May Be, If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing

Risks Related to Conflicts of Interest

▪

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities
▪	Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Securities
▪

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Securities

▪

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Issuers of the Underlying Stocks or Other Entities That Are Involved in the Transaction

▪	The Offering of the Securities May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
▪	Other Investors May Not Have the Same Interests as You

Risks Related to Tax

▪	Certain Considerations for Insurance Companies and Employee Benefit Plans
▪	The Tax Consequences of an Investment in Your Securities Are Uncertain
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪	The Return on Indexed Notes May Be Below the Return on Similar Securities
▪	The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪	An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪	We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪	Information About an Index or Indices May Not Be Indicative of Future Performance
▪	We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪	The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪	The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary prospectus supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlying stocks (including historical prices of the underlying stocks), the terms of the securities and certain risks.